                                                                   EXHIBIT 10.40

                                 TRW AUTOMOTIVE

                           DEFERRED COMPENSATION PLAN

         The TRW Automotive Deferred Compensation Plan (the "Plan"), established by TRW Automotive U.S. LLC ("TRW Automotive"), effective February 28, 2003 (but in no event earlier than the "Closing Date", as hereinafter defined), is for the benefit of certain employees of TRW Automotive and any of its participating controlled group members (collectively, the "Corporation") in executive, managerial or professional capacities so as to enhance the Corporation's ability to attract and retain outstanding employees who are expected to contribute to its success. It shall remain in effect, as it may be amended from time to time, until termination as provided in Article VII of the Plan.

                                    ARTICLE I

                                   DEFINITIONS

For the purposes of the Plan, the following words and phrases shall mean:

1.1 ACCOUNT. The bookkeeping or accounting records maintained (having and requiring no segregation or holding of any assets) by TRW Automotive or the
Service Provider pursuant to Article IV with respect to and resulting from a
Participant's Deferral Election, Prior Plan Credit or compensation mandatorily deferred pursuant to the terms of an Other Grant. Notwithstanding any provision of the Plan to the contrary, if the terms of an Other Grant provide that rights to such Other Grant and/or the earnings on such Other Grant is subject to the satisfaction of any condition, for purposes of Article V of the Plan, the
Account balance shall not be deemed to include the amounts subject to such condition until those conditions are met, as determined by the Committee, the
Special Committee, or the person or persons designated to make such determination in the terms of the Other Grant.

1.2 AFFILIATE.

         (a) Any corporation incorporated under the laws of one of the United
    States of America of which TRW Automotive or its parent owns, directly or indirectly, in excess of 50% of the combined voting power of all classes of stock or in excess of 50% of the total value of the shares of all classes of stock (all within the meaning of ss.1563 of the Code);

         (b) any partnership or other business entity organized under such laws, in which TRW Automotive or its parent owns, directly or indirectly, (i) in excess of 50% of the total capital or profits interest of such partnership, or (ii) in excess of 50% or more of the total value of such other business entity (all within the meaning of ss.414(c) of the Code); and

         (c) any other company designated as an Affiliate by the Committee.

1.3 AFFILIATE PLAN. An unfunded non-qualified deferred compensation plan maintained by an Affiliate for a select group of executive, managerial or professional employees.

1.4 BENEFICIARY. The person, persons or entity entitled under Article VI to receive any Plan Benefits payable after a Participant's death.

1.5 CLOSING DATE. The "Closing Date" under the Master Purchase Agreement, dated
November 18, 2002, by and between Northrop Grumman Corporation and BCP
Acquisition Company LLC.

1.6 CODE. The Internal Revenue Code of 1986, as amended. References in the Plan to Sections of the Code are to such Sections as in effect on the Effective Date or any successor provision.

1.7 COMMITTEE. The Compensation Committee of the Directors.

1.8 CORPORATION. TRW Automotive or an Affiliate of TRW Automotive whose employees are authorized to participate in the Plan.

1.9 DATE OF DEPOSIT. The Determination Date immediately preceding the date that, but for the Deferral Election, the Incentive Compensation would be paid, or, with respect to compensation mandatorily deferred pursuant to the terms of an
Other Grant, the date on which such compensation is deferred.

1.10 DEFERRAL ELECTION. An election pursuant to Article III by an Eligible
Employee to defer receipt of all or part of his or her Incentive Compensation.

1.11 DEFERRED COMPENSATION. (a) The portion of Incentive Compensation or the portion of an Other Grant which an Eligible Employee elects to defer pursuant to a Participation Agreement, (b) any Prior Plan Credit and (c) any portion of an
Other Grant mandatorily deferred pursuant to the terms of such Other Grant.

1.12 DETERMINATION DATE. Daily.

1.13 DIRECTORS. The Directors of TRW Automotive.

1.14 EFFECTIVE DATE. February 28, 2003, the effective date of the establishment of the Plan. Notwithstanding anything to the contrary herein, in no event shall the Plan be effective prior to the Closing Date.

1.15 ELIGIBLE EMPLOYEE. (a) A person (who must be a U.S. resident on a U.S.
payroll of the Corporation) in the full-time active salary employ of the
Corporation who is employed at Operational Incentive Plan Level III or above at the time Incentive Compensation would be paid or at the end of the year for which Incentive Compensation would be payable; or (b) a person who is employed at Operational Incentive Plan Level III or above on the U.S. payroll of TRW
Overseas Inc. at the time

Incentive Compensation would be paid or at the end of the year for which
Incentive Compensation would be payable; or (c) a person whose compensation exceeds the compensation limitation under Code Section 401(a)(17) for the year in which the Incentive Compensation would be paid or would be payable; or (d) a person who would qualify under clause (a) or (b) or (c) above but for the fact that such person retires or is terminated due to a divestiture after executing a valid Deferral Election in the year the retirement or termination is effective.
Notwithstanding the foregoing, the Special Committee or its delegate may determine that an employee's participation in the Plan must cease in order to preserve the Plan's status as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and may take such action as it deems appropriate in connection with such a determination, including determining that a person is not or is no longer an Eligible Employee.

1.16 EXECUTIVE OFFICER. Any Eligible Employee who is an "executive officer" of the Corporation for the purposes of Rule 3b-7 under the Securities Exchange Act of 1934.

1.17 FINANCIAL HARDSHIP. A severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in ss.152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. In case of the Participant's death, the word "Beneficiary or other person or entity entitled to receive a Plan Benefit" shall be substituted for the word "Participant" wherever the latter appears in this Section 1.17.

1.18 INCENTIVE BONUS. A cash award payable to an Eligible Employee under TRW
Automotive's Operational Incentive Plan (or similar compensation program that replaces the Operational Incentive Plan).

1.19 INCENTIVE COMPENSATION. Any cash award payable to an Eligible Employee as an Incentive Bonus or, if applicable, a Strategic Grant or Other Grant that, but for a Deferral Election or mandatory deferral under the Plan, would be paid to the Eligible Employee and considered to be "wages" for purposes of United States federal income tax withholding (or other appropriate jurisdiction).

1.20 INTEREST RATE OR INTEREST. One-twelfth of the annual interest rate, equal to 110% of the applicable long-term federal rate as published by the Internal
Revenue Service pursuant to Code ss.1274(d) or any successor provision and in effect on the first business day of each calendar month.

1.21 INVESTMENT FUND RETURNS. The gains or losses in one or more of the investment funds offered to participants under the TRW Automotive Retirement
Savings Plan, any of which shall be available to any Participant for purposes of having such investment fund results credited to his Account under this Plan;
provided, however, that any changes to the investment funds offered to participants under the TRW Automotive Retirement Savings Plan will result in a change to the investment options available under the Plan only if and when such changes are approved by the

Chairman of the Board, the General Counsel and the Executive Vice President -
Human Resources of TRW Automotive.

1.22 OTHER GRANT. A cash award payable to an Eligible Employee, other than an
Incentive Bonus or Strategic Grant, that the Chief Executive Officer (or the
Committee, if the Eligible Employee is an Executive Officer) designates as being eligible for deferral under the Plan or mandatorily deferrable under the Plan.
Such designation shall be subject to a determination by the Vice President -
Taxation that such deferral would effectively defer the inclusion of such award in the Eligible Employee's taxable income under applicable law.

1.23 OTHER GRANT SUB-ACCOUNT. A Sub-Account of a Participant's Account
established pursuant to Section 4.3, to which there shall be credited Deferred
Compensation mandatorily deferred pursuant to the terms of an Other Grant or the portion of a single Other Grant that a Participant elects to defer under the
Plan, and all Interest and/or Investment Fund Returns accrued thereon or charged thereto, as to which the Plan Benefit is intended to be payable in accordance with the payout terms provided for with respect to such Other Grant or, if applicable, the Participant's elections with respect thereto. A separate Other
Grant Sub-Account shall be maintained with respect to each Other Grant;
provided, however, that if two or more Other Grant Sub-Accounts:

         i. contain the same restrictions (or lack thereof) on investment alternatives available under the Plan with respect to such Other Grant,

         ii. contain the same (or absence of) conditions to vesting, and

         iii. provide for Plan Benefits to be payable in accordance with an identical payout schedule,

then such Other Grant Sub-Accounts shall be considered a single Other Grant
Sub-Account for purposes of this Plan.

1.24 PARTICIPANT. An Eligible Employee who has elected to participate in the
Plan and has executed and filed with TRW Automotive (or, if TRW Automotive has designated a Service Provider for such purpose, that Service Provider) a
Participation Agreement as provided in Article III; provided, however, that such term shall include a person who does not have in place an effective Deferral
Election so long as he retains, under the Plan, an interest in an Account under the Plan; provided, further, that such term also shall include a person who participated in the TRW, Inc. Deferred Compensation Plan and whose account balance was transferred to this Plan, effective as of the Closing Date, in accordance with the terms of the Employee Matters Agreement between TRW, Inc.
and Roadster Acquisition Corporation.

1.25 PARTICIPATION AGREEMENT. An agreement between TRW Automotive and a
Participant setting forth the Participant's Deferral Election.

1.25 PLAN. The TRW Automotive Deferred Compensation Plan, as it may be amended from time to time.

1.26 PLAN BENEFIT. The benefit payable to a Participant in accordance with
Article V hereof.

1.27 PLAN YEAR. Each of the twelve month periods ending December 31 and occurring while the Plan remains in effect. The term "Plan Year" shall also include the period beginning on the Effective Date and ending December 31, 2003, and any period of less than twelve months beginning January 1 and ending on the date the Plan is terminated.

1.28 PRE-RETIREMENT PAYMENT SUB-ACCOUNT. A Sub-Account of a Participant's
Account, established pursuant to Section 4.3, to which there shall be credited
Deferred Compensation under a single Deferral Election, and all Interest and/or
Investment Fund Returns accrued thereon or charged thereto, as to which the
Participant has elected payment of his Plan Benefit in either five years or ten years from the Date of Deposit; provided, however, that except with respect to
Pre-Retirement Payment Sub-Accounts attributable to Prior Plan Credits, if two
Pre-Retirement Payment Sub-Accounts provide for Plan Benefits to be payable in the same year, both such Pre-Retirement Payment Sub-Accounts shall be considered a single Pre-Retirement Payment Sub-Account for purposes of Sections
3.1(b)(iii), 3.3, 4.4 and 4.5. All or a portion of a Prior Plan Credit may be credited to a Pre-Retirement Payment Sub-Account pursuant to Section 8.2.

1.29 PRIOR PLAN CREDIT. The amount credited to a Participant's Account as a result of a merger of an Affiliate Plan into the Plan or as a result of a transfer of benefit obligations from the TRW, Inc. Deferred Compensation Plan to the Plan pursuant to Section 8.2.

1.30 RETIREMENT PAYMENT SUB-ACCOUNT. A Sub-Account of a Participant's Account,
established pursuant to Section 4.3, to which there shall be credited Deferred
Compensation under all Deferral Elections, and all Interest and/or Investment
Fund Returns accrued thereon or charged thereto, as to which the Plan Benefit is intended to be payable following retirement of the Participant from the
Corporation. All or a portion of a Prior Plan Credit may be credited to a
Retirement Payment Sub-Account pursuant to Section 8.2.

1.31 SERVICE PROVIDER. Putnam Fiduciary Trust Company, or such other entity selected by the Committee or the Special Committee to perform certain recordkeeping, administrative, communication and/or other functions related to the Plan.

1.32 SPECIAL COMMITTEE. The committee composed of the Executive Vice President -
Human Resources, the General Counsel and the Chief Financial Officer of TRW
Automotive, or the delegate of such Committee, which reviews and acts upon the requests of Participants (other than Participants who are Executive Officers, whose requests are acted upon by the Committee) to receive early payout as a result of a Financial Hardship or to change payout upon retirement and which is authorized to take such other actions as are specified by the Plan.

1.33 STRATEGIC GRANT. A cash award and/or performance unit payable to an
Eligible Employee pursuant to TRW Automotive's strategic incentive program (or similar long-term compensation program).

1.34 SUB-ACCOUNT. A Pre-Retirement Payment Sub-Account, a Retirement Payment
Sub-Account or an Other Grant Sub-Account.

1.35 TERMINATION OF EMPLOYMENT. Any severance of a Participant from full-time active salaried employment by the Corporation for any reason (other than a transfer of employment from TRW Automotive to an Affiliate, from an Affiliate to another Affiliate or from an Affiliate to TRW Automotive).

1.36 TRW AUTOMOTIVE. TRW Automotive U.S. LLC, a Deleware corporation.

                                   ARTICLE II

                                 ADMINISTRATION

2.1 ADMINISTRATORS. The Plan shall be administered by the Committee and the
Special Committee, and certain decisions concerning Financial Hardship and change in payment upon retirement may be made by the Special Committee. The
Special Committee or its delegate may determine that an employee's participation in the Plan must cease in order to preserve the Plan's status as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and may take such action as it deems appropriate in connection with such a determination. Except as otherwise provided herein, decisions of the Committee or the Special
Committee shall be final and binding on all parties.

2.2 COMMITTEE. The Committee shall have the authority (a) to make, amend, interpret and enforce all rules and regulations for the administration of the
Plan and (b) to decide all questions, including interpretation of the Plan as may arise in connection with the Plan insofar as it is applicable to
Participants (i) who are Executive Officers or (ii) with respect to whom questions are referred to the Committee by the Executive Vice President - Human
Resources. A majority of the members of the Committee shall constitute a quorum.
The Committee may act by a vote of a majority of a quorum at a meeting or by a writing signed by a majority of the members of the Committee.

2.3 HUMAN RESOURCES. The Executive Vice President - Human Resources shall administer the Plan in accordance with the terms of the Plan and the rules and regulations of the Plan as established by the Committee. Consistent with the authorized precedents and the rules and regulations authorized by the Committee, the Executive Vice President - Human Resources shall have the authority to decide all questions, including interpretations of the Plan, as may arise in connection with the Plan insofar as it is applicable to Participants other than
Executive Officers.

2.4 SPECIAL COMMITTEE. With regard to all Participants, other than Participants who are Executive Officers, the Special Committee shall act upon (i) written requests of Participants concerning early payout of some or all of the
Participant's Account balances as a result of Financial Hardship and (ii)
written requests of Participants to change the payout of a Participant's
Retirement Payment Sub-Account as provided by Section 5.1(b). The Special
Committee may act by a vote of the majority at a meeting or by a writing signed by a majority of the members of the Special Committee.

2.5 FINANCIAL HARDSHIP AND RETIREMENT PAYOUT CHANGE REQUESTS. In order for a request to be considered by the Special Committee (or, in the case of a request as set forth in clauses (i) or (ii) of Section 2.4 by an Executive Officer, the
Committee), the requests must (i) be in writing and delivered to the Executive
Vice President - Human Resources, (ii) set forth whether the Participant is requesting an early payout because of a Financial Hardship or a change of payout upon retirement, (iii) set forth the reasons for such request, including in detail the Financial Hardship or the circumstances that necessitate the change of payout upon retirement, (iv) in the case of a request as a result of a
Financial Hardship set forth the amount of such Participant's Account that the
Participant wishes to be paid and the Sub-Accounts from which such early payout shall be made and (v) in the case of a change of payout at retirement set forth the manner in which the Participant wishes to receive payout (e.g., single sum or in annual installments from two to ten years). Compliance with the petition procedures set forth in this Section 2.5 does not insure that the request will be granted by the Special Committee (or the Committee).

                                   ARTICLE III

                                  PARTICIPATION

3.1 PARTICIPATION.

         (a) Subject to the limitations set forth in this Article III and subject to the terms specified by an Other Grant, any person who is an
    Eligible Employee may participate in the Plan by executing and filing with the Executive Vice President - Human Resources (or, if indicated by TRW
    Automotive, the Service Provider) a Participation Agreement.

         (b) In each Participation Agreement, the Eligible Employee shall specify:

              (i) the percentage of Incentive Bonus, Strategic Grant or Other
         Grant, as applicable, to be deferred;

              (ii) subject to the limitations of Section 5.1, the form of Plan
         Benefit (i.e., whether such benefits are intended to be paid following retirement or five or ten years from the Date of Deposit);

              (iii) the Investment Fund Returns and/or Interest Rate to be
         credited to the Participant's entire Sub-Account applicable to the payout

         year, or, if the deferred amount is to be paid out following retirement, the entire Retirement Payment Sub-Account (if the Eligible
         Employee does not specify such matters, 100% of the amount deferred for such fiscal year and all amounts in the applicable Sub-Account with the same payout year, or the Retirement Payment Sub-Account, as the case may be, shall be credited with the Interest Rate).

    If the Eligible Employee has chosen to have Deferred Compensation paid five or ten years from the Date of Deposit, such payments shall be made as provided in Section 5.1(e) below.

         (c) Before September 30 of each Plan Year or, if required by the terms of an Other Grant, before such date as specified by the Chief Executive
    Officer or the Committee, each Eligible Employee who elects to become a
    Participant shall file with the Executive Vice President - Human Resources or the Service Provider, if indicated by TRW Automotive, a Participation
    Agreement specifying the items identified in paragraph (b) above.

3.2 DEFERRAL ELECTIONS. Subject to the restrictions concerning deferral of
Incentive Bonus set forth in Section 3.1(a), any Eligible Employee may elect to defer any percentage of each of his or her Other Grant (if applicable),
Strategic Grant and his Incentive Bonus; provided, however, that, to the extent that the Eligible Employee chooses to defer a percentage of his Other Grant,
Incentive Bonus and/or Strategic Bonus, each Deferral Election, to be effective, must be in increments of 1% for each of the Other Grant, Strategic Grant and
Incentive Bonus, which election percentages do not need to be identical . The terms of an Other Grant may specify the percentage of the Other Grant that is deferred without the requirement for a Deferral Election by the Eligible
Employee.

3.3 MODIFICATION OF DEFERRAL ELECTION.

         (a) By notice to TRW Automotive (or, the Service Provider, if designated by TRW Automotive), in the manner specified by TRW Automotive, a
    Deferral Election filed in any Plan Year with respect to an Incentive Bonus and/or Strategic Bonus may be modified or revoked at any time prior to
    October 1 of such Plan Year. Thereafter, a Deferral Election specified in a
    Participation Agreement with respect to an Incentive Bonus and/or Strategic
    Bonus shall be irrevocable, except that the Committee or the Special
    Committee, as appropriate under Article II, may permit a Participant at any time prior to the actual deferral of such Incentive Bonus and/or Strategic
    Bonus to reduce the designated percentage to be deferred upon a finding, based upon uniform standards established by the Committee, that the
    Participant has suffered a Financial Hardship. A Participant may change his or her elections made pursuant to Section 3.1(b)(iii) for a particular
    Deferral Election with respect to an Incentive Bonus and/or Strategic Bonus at any time prior to February 1 of the year in which the Incentive Bonus and/or Strategic Bonus is actually deferred by communicating such changes to
    TRW Automotive or, if designated by TRW

    Automotive, to the Service Provider, in the manner specified by TRW
    Automotive.

         (b) A Deferral Election with respect to an Other Grant shall be irrevocable, except that the Committee or the Special Committee, as appropriate under Article II, may permit a Participant at any time prior to the actual deferral of the Other Grant to reduce the designated percentage to be deferred upon a finding, based upon uniform standards established by the Committee, that the Participant has suffered a Financial Hardship.
    Subject to the terms of an Other Grant, a Participant may change his or her elections made pursuant to Section 3.1(b)(iii) with respect to an Other
    Grant at any time prior to the date established by the Executive Vice
    President - Human Resources.

                                   ARTICLE IV

                              DEFERRED COMPENSATION

4.1 DEFERRED COMPENSATION. The amount of Incentive Compensation deferred pursuant to a Deferral Election shall be withheld in a single sum at the time such Incentive Compensation, but for a Deferral Election, would be paid.

4.2 WITHHOLDING OF TAXES AND SSP/BEP CONTRIBUTIONS. Any withholding of taxes or other amounts which is required by any federal, state, or local law shall be withheld from the Participant's remaining undeferred Incentive Compensation, if any. If necessary in order to comply with any federal, state or local law, the amount of Incentive Compensation deferred may be reduced by an amount equal to any required withholding. Otherwise, such withholding may be made from any of the Participant's other compensation payable by the Corporation, or, at the election of the Executive Vice President - Human Resources, a Participant may be
permitted to pay to the Corporation the amount of any such required withholding at or prior to the time such withholding would otherwise be required to be made.
In addition, the amount of Incentive Compensation deferred shall be reduced by the amount of TRW Automotive Retirement Savings Plan and TRW Automotive Benefits
Equalization Plan contributions to be made by the Eligible Employee on account of such Incentive Compensation.

4.3 ACCOUNTS. For recordkeeping purposes only, a separate Account shall be established and maintained by TRW Automotive for each Participant to which his
Deferred Compensation and Investment Fund Returns or Interest accrued thereon pursuant to Section 4.5 shall be credited (or charged). Each such Account shall be divided into the following Sub-Accounts for purposes of Section 5.1: (i) a
Retirement Payment Sub-Account to which there shall be credited all Incentive
Compensation deferred (and all Investment Fund Returns or Interest thereon)
pursuant to all Deferral Elections under which a Plan Benefit is payable the year following retirement; and (ii) a separate Pre-Retirement Payment
Sub-Account for each Deferral Election under which the Participant has elected that his Plan Benefit be payable five or ten years from the Date of Deposit, to which the Incentive Compensation deferred (and all Investment Fund Returns or
Interest thereon) pursuant to such Deferral Election shall be credited. An
Account will also consist of, if applicable, one or more separate Other Grant
Sub-

Accounts, to which there shall be credited all compensation deferred (and all
Investment Fund Returns or Interest thereon) pursuant to Other Grants, the Plan
Benefit of which shall be payable in accordance with the terms of such Other
Grant, or as otherwise provided by the Participant's election. A Participant's
Prior Plan Credit shall be credited to a Retirement Payment Sub-Account and/or
Pre-Retirement Payment Sub-Account(s) as provided in Section 8.2.

4.4 INTEREST AND INVESTMENT FUND RETURN CHANGES. A Participant may, on a daily basis, revise the Investment Fund Returns and/or Interest Rate to be credited to any of such Participant's Sub-Accounts (except for an Other Grant Sub-Account, if the terms of such Other Grant restrict the investment election alternatives with respect to such Other Grant) on a daily basis by communicating such changes to TRW Automotive or, if TRW Automotive has selected a Service Provider, to the
Service Provider, in the manner communicated from time to time by TRW Automotive to the Participant. Such elections must be made in increments of 1%. Such changes shall take effect in accordance with the timeframes established by TRW
Automotive or the Service Provider, as the case may be.

4.5 DETERMINATION OF ACCOUNT. The value of each Participant's Account as of each
Determination Date shall be the total of the Participant's Retirement Payment,
Pre-Retirement Payment and Other Grant Sub-Accounts. The value of each such
Sub-Account shall consist of (i) the balance of such Sub-Account as of the last preceding Determination Date plus (ii) any Deferred Compensation credited to such Sub-Account since the last preceding Determination Date, (iii) adjusted for
Investment Fund Returns or Interest since the last preceding Determination Date based upon the Investment Fund Returns or Interest Rate selected by the
Participant under this Plan or applicable to the Other Grant Sub-Account;
provided, however, that interest and dividend performance under PIMCO Total
Return Fund may be accrued daily and credited monthly, less (iv) the amount of all Plan Benefits, if any, paid during the period since the last preceding
Determination Date; provided, however, that for any payment of a Plan Benefit payable pursuant to Article V during the month of January, the value of each
Sub-Account shall be calculated as of the December 31 preceding the date of payment, and Investment Fund Returns or Interest on the amount paid out shall cease to accrue as of such December 31. For new allocations of Deferred
Compensation deferred to a Participant's Account in the month of February,
Investment Fund Returns and Interest will be credited retroactive to February 1.
Notwithstanding anything to the contrary in this Section 4.5 or the Plan, if the terms of an Other Grant provide that the right to such Other Grant and/or the earnings on such Other Grant is subject to the satisfaction of any condition, the amount included in the Account that is subject to such condition shall be subject to forfeiture and shall not be considered part of the Plan Benefit payable under Article V of the Plan until such conditions are met, as determined by the Committee, the Special Committee, or the person or persons designed to make such determination in the terms of the Other Grant.

4.6 STATEMENT OF ACCOUNTS. TRW Automotive shall submit or cause the Service
Provider to submit to each Participant, no less frequently than quarterly, within a reasonable period after the end of each calendar quarter, a statement setting forth the total balance of the Participant's Account, and the balance of each Sub-Account

thereof, as of the last day of such quarter, the Deferred Compensation and
Investment Fund Returns credited or charged, or Interest accrued thereon, to each Sub-Account during the quarter and the payments of the Plan Benefits from each Sub-Account during the quarter.

                                    ARTICLE V

                                  PLAN BENEFITS

5.1 PLAN BENEFITS PAYABLE ON TERMINATION OF EMPLOYMENT, FIVE YEARS FROM DATE OF
DEPOSIT OR TEN YEARS FROM DATE OF DEPOSIT.

         (a) Subject to the provisions of Section 5.1(b) and except as otherwise provided below, upon Termination of Employment a Participant shall receive a
    Plan Benefit equal to the balance of his Account as of the Determination
    Date immediately preceding such Termination of Employment, plus the amount of any Deferred Compensation credited his or her Account after such
    Determination Date, plus the gains or losses on the balance of his or her
    Account for the period from the Determination Date immediately preceding such Termination of Employment through the December 31 preceding the date of payment based upon the applicable Investment Fund Returns or Interest Rate.
    Such Plan Benefit shall be payable as a single sum during the January following such Termination of Employment. However, in the event that the
    Termination of Employment is the result of a divestiture of the unit or operations of the Corporation where the Participant worked prior to
    Termination of Employment and the Participant obtains employment with the entity that acquired such unit or operations, then the balance of such
    Participant's Account shall be payable in accordance with such Participant's original Deferral Election or in one lump sum the January following such
    Participant's termination of employment from such entity (or its successor), whichever occurs first. Such Participant's Account shall continue to be credited or charged with Investment Fund Returns or accrued Interest following such Participant's Termination of Employment through the December
    31 preceding payment in full of his or her Account.

         (b) In the event that a Participant's Termination of Employment occurs as a result of his retirement, the Participant shall receive the Plan
    Benefit payable in respect of his Retirement Payment Sub-Account in ten annual installments commencing in the year following the year that
    Termination of Employment occurred; provided, however, that the Participant can petition the Special Committee (or the Committee in the case of an
    Executive Officer) at any time at least two months prior to retirement to change such payment into annual installments from two to ten years or a single sum; further provided, that any such payment change approved by the
    Special Committee (or the Committee) shall not be effective until the calendar year following the date of the payment change; provided further, however, that if the amount in the Retirement Payment Sub-Account is less than $5,000 valued at December 31 of any year, the balance in the Retirement
    Payment Sub-Account shall be paid in a lump sum in the January following retirement or any January thereafter in which such

    Participant's Retirement Payment Sub-Account falls below $5,000. In the event that payment shall be made in a single sum, such payment shall be in accordance with the procedures set forth in Section 5.1(a) above, but in no event in the same calendar year as the year of any requested change and no earlier than January 1 of the calendar year following the year that
    Termination of Employment occurred. In the event that the payment shall be made in installments, such payments shall be made in accordance with Section
    5.1(f) below. If, at the time of retirement, the Participant has a credit in a Pre-Retirement Payment Sub-Account, such Sub-Account balances shall be paid in accordance with the Participant's original Deferral Election. In the event of death of a Participant after payouts have begun from such
    Participant's Retirement Payment Sub-Account, payouts will continue to be made to the beneficiary or estate until paid out completely, subject to the third provision of the first sentence of this Section 5.1(b).

         (c) In the event that a Participant's Termination of Employment occurs as a result of a layoff, the Participant shall receive a Plan Benefit equal to the balance of his Account as of the Determination Date immediately preceding such Termination of Employment, plus the amount of any Deferred
    Compensation credited his Account after such Determination Date, payable in one lump sum during the January following the date that is 12 months following Participant's Termination of Employment. The Participant's Account
    shall be credited with gains or losses on the balance of his Account for the period from such Determination Date through the December 31 preceding the date of payment based upon the applicable Investment Fund Returns or
    Interest Rate. If the Participant retires during the 12-month period following his Termination of Employment, the Plan Benefit to which he is entitled shall be calculated and paid in accordance with Section 5.1(b).

         (d) In the event that a Participant's Termination of Employment occurs because of his death, his Beneficiary or, if no designated Beneficiary shall survive him, his estate shall receive the Plan Benefit in the manner provided in Section 5.1(a).

         (e) If the Participant has chosen in his Deferral Election to receive payouts either five or ten years from the Date of Deposit (as opposed to upon retirement from the Corporation), payments shall be made in a single sum form from each Pre-Retirement Payment Sub-Account of the Participant by
    the end of January of the year either five or ten years (depending upon the applicable Deferral Election) following the applicable Date of Deposit;
    provided, however, that if Termination of Employment has occurred prior to payment (other than as a result of retirement), payment of the Participant's
    Plan Benefits shall be made as provided in Section 5.1(a).

         (f) If the payments from the Participant's Retirement Payment
    Sub-Account are to be paid in installment form, such installments shall be paid in ten annual installments (or in such number of annual installments approved by the Special Committee or the Committee pursuant to Section 2.5)
    by the end of

    January of each year in which an installment is to be made. Installment payments will commence in the year following the Participant's Termination of Employment. If annual installments are paid, the balance of the Account shall continue to be credited or charged with Investment Fund Returns or
    Interest as previously elected by the Participant in accordance with Section
    3.1(b) or as most recently revised pursuant to Section 4.4.

         (g) Any portion of a Participant's Prior Plan Credit that has been credited to one or more Pre-Retirement Payment Sub-Accounts pursuant to
    Section 8.2 shall be paid to the Participant in a single sum form from each
    Pre-Retirement Payment Sub-Account of the Participant by the end of January
    of the year designated as the payout year pursuant to Section 8.2; provided, however, that if Termination of Employment has occurred prior to payment
    (other than as a result of retirement, if an agreement providing for payout in accordance with the terms of this Plan was entered into by the
    Participant in accordance with Section 8.2), payment of the Participant's
    Plan Benefits attributable to such Prior Plan Credit shall be made as provided in Section 5.1(a).

         (h) Notwithstanding anything to the contrary in Section 5.1, the balance in a Participant's Other Grant Sub-Account or Sub-Accounts shall be payable as provided for by the terms of the applicable Other Grant and/or the Participant's elections with respect thereto.

5.2 WITHDRAWAL OF PLAN BENEFIT. No Plan Benefit shall be payable prior to the
Participant's Termination of Employment other than in the form determined pursuant to Section 5.1(e) or 5.1(h), except that the Committee or the Special
Committee, as appropriate under Article II, may permit a Participant or, after a
Participant's death, a Participant's Beneficiary or other person or entity entitled to receive such Plan Benefit, to withdraw from the Participant's
Account an amount necessary to meet a Financial Hardship.

5.3 WITHHOLDING; PAYROLL TAXES. TRW Automotive shall withhold from Plan Benefits payable under the Plan any taxes required to be withheld from an employee's wages for the federal or any state or local governments.

5.4 FULL PAYMENT OF BENEFITS. Notwithstanding any other provision of the Plan, all Plan Benefits shall be paid to the Participant no later than the January 5 next preceding the Participant's 80th birthday.

                                   ARTICLE VI

                             BENEFICIARY DESIGNATION

6.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary (both principal as well as contingent) to whom payment under the Plan shall be made in the event of his death prior to complete distribution of all Plan Benefits due him under the
Plan. Any Beneficiary designation shall be made in writing on a form prescribed by the Committee

and shall become effective only when filed with the Executive Vice President -
Human Resources or to the Service Provider, if so designated.

6.2 AMENDMENTS. Subject to the limitations of Section 6.1 of the Plan, any
Beneficiary designation may be changed by a Participant only by written notice of such change to the Executive Vice President - Human Resources, or the Service
Provider, if so designated, on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all prior Beneficiary designations.

6.3 ABSENCE OF EFFECTIVE BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the
Participant's Plan Benefit, the Participant's remaining Plan Benefit shall be paid to his estate.

6.4 EFFECT OF PAYMENT. Payment to the Beneficiary designated pursuant to
Sections 6.1 and 6.2 or to the Participant's estate pursuant to Section 6.3 shall completely discharge TRW Automotive's obligations under the Plan.

                                   ARTICLE VII

                        AMENDMENT AND TERMINATION OF PLAN

7.1 TERMINATION. The Committee shall have the power in its sole discretion to suspend or terminate the Plan at any time, except that no such action shall adversely affect rights with respect to any Account without the consent of the person affected.

7.2 AMENDMENT. The Committee can amend any part of this Plan (including, without limitation, changing the Interest Rate or Investment Fund Returns to be paid to current and future Participants or changing who can become Participants) in its sole discretion without notice to Participants.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1 UNFUNDED PLAN. The Plan is an unfunded plan maintained by TRW Automotive primarily to provide Deferred Compensation benefits for a select group of executive managerial or professional employees of the Corporation.

8.2 PRIOR PLAN CREDIT.

         (a) Merger of an Affiliate Plan. The Committee (or the Special
    Committee, if no Executive Officer is a participant in the Affiliate Plan)
    may, in its sole discretion, approve the merger of an Affiliate Plan into this Plan. Upon the merger of an Affiliate Plan into this Plan, any participant in the Affiliate Plan who is not already a Participant in this
    Plan shall have an Account established in his name under this Plan and he shall be considered a Participant for purposes of

    that Account. The amount credited to a Participant's Account as a Prior Plan
    Credit shall be equal to the balance credited to the Participant's account under the Affiliate Plan as of the date of the merger. Unless a Participant in the Affiliate Plan executes an agreement in a form approved by the
    Executive Vice President - Human Resources providing for payments of a prior
    Plan Credit to be made in accordance with the payment provisions provided for by the Plan, a Participant's Prior Plan Credit shall be allocated to a
    Sub-Account or Sub-Accounts in a manner designed to cause such amounts to be paid to the Participant at a date not later than the date such amounts would have been paid to the Participant under the Affiliate Plan had the Affiliate
    Plan continued as a separate plan. If any portion of a Participant's Prior
    Plan Credit is allocated to a Pre-Retirement Payment Sub-Account, a specific year for distribution of such Sub-Account shall be established. To the extent that a Participant's Prior Plan Credit is allocated to his existing
    (pre-merger) Retirement Payment Sub-Account, the Investment Fund Returns
    and/or Interest Rate in effect with respect to such Sub-Account shall be applicable to such Prior Plan Credit, subject to modification by the
    Participant under Section 4.4. To the extent that a Participant's Prior Plan
    Credit is allocated to a newly established (post-merger) Sub-Account, such
    Prior Plan Credit shall be credited with the Interest Rate, subject to modification by the Participant under Section 4.4. If, upon the merger of an
    Affiliate Plan into this Plan, a participant in the Affiliate Plan enters into an agreement in the form approved by the Executive Vice President -
    Human Resources providing for payments of a Prior Plan Credit to be made in accordance with this Plan, then such elections shall apply; provided that such agreement shall not be effective with respect to any election that results in the deferral of income to a later date if such election is not made before the beginning of the year in which the payment would have been made under the Affiliate Plan.

         (b) Transfer from TRW, Inc. Deferred Compensation Plan. In accordance with the Employee Matters Agreement between TRW, Inc. and Roadster
    Acquisition Corporation, the Plan shall assume obligations and provide benefits to Eligible Employees who were participants in the TRW, Inc.
    Deferred Compensation Plan (the "TRW Plan") as of the Closing Date. Upon the
    transfer of obligations and benefits from the TRW Plan to this Plan, each such Eligible Employee shall have an Account established in his name under this Plan and he shall be considered a Participant for purposes of that
    Account. The amount credited to a Participant's Account as a Prior Plan
    Credit shall be equal to the balance credited to the Participant's account under the TRW Plan as of the Closing Date. A Participant's Prior Plan Credit
    shall be allocated to a Sub-Account or Sub-Accounts in a manner designed to cause such amounts to be paid to the Participant at a date not later than the date such amounts would have been paid to the Participant under the TRW
    Plan. If any portion of a Participant's Prior Plan Credit is allocated to a
    Pre-Retirement Payment Sub-Account, a specific year for distribution of such
    Sub-Account shall be established. To the extent that a Participant's Prior
    Plan Credit is allocated to a Retirement Payment Sub-Account, the Investment
    Fund Returns and/or Interest Rate in effect with respect to the individual's
    "retirement payment sub-account" under the TRW Plan shall be applicable to such Prior Plan Credit, subject to

    modification by the Participant under Section 4.4; provided, however, that if one or more of the "investment fund returns" under the TRW Plan are not available under this Plan, the Investment Fund Returns provided under this
    Plan which are most similar to the "investment fund returns" provided under the TRW Plan immediately prior to the Closing Date, as determined by the
    Committee, shall be applicable to the Prior Plan Credit, subject to modification by the Participant under Section 4.4.

8.3 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, estates, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of TRW Automotive. Such assets of TRW
Automotive shall not be held under any trust or in any other way as collateral security for the fulfillment of the obligations of TRW Automotive under the
Plan. Any and all of TRW Automotive's assets shall be, and remain, the general, unpledged, unrestricted assets of TRW Automotive. TRW Automotive's sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of TRW Automotive to pay money in the future.

8.4 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, any Plan Benefit. Plan Benefits and all rights to Plan Benefits are and shall be nonassignable and nontransferable prior to actual payment as provided by the Plan. Any such attempted assignment or transfer shall be ineffective; TRW
Automotive's sole obligation shall be to pay Plan Benefits to the Participant, his or her Beneficiary or his or her estate as appropriate. No part of any Plan
Benefit shall, prior to actual payment as provided by the Plan, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person; nor shall any
Plan Benefit be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, except as required by law.

8.5 NOT A CONTRACT OF EMPLOYMENT. Neither the terms and conditions of the Plan nor those of any Participation Agreement shall be deemed to constitute a contract of employment between the Corporation and the Participant, and neither the Participant, his Beneficiary nor his estate shall have any rights against
TRW Automotive under the Plan except as may otherwise be specifically provided in the Plan. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline, discharge or change the status of a
Participant at any time. Further, nothing in the Plan shall be deemed to give a
Participant a right to receive any Incentive Compensation.

8.6 PROTECTIVE PROVISIONS. A Participant will cooperate with TRW Automotive by furnishing any and all information requested by TRW Automotive in order to facilitate the payment of Plan Benefits under the Plan, and by taking such other action as may be reasonably requested by TRW Automotive.

8.7 TERMS. Whenever any words are used in the Plan in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

8.8 CAPTIONS. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.9. GOVERNING LAW. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Michigan.

8.10 VALIDITY. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision were not included in the Plan.

8.11 NOTICE OR FILING. Any notice or filing required or permitted to be given to
TRW Automotive or a Participant under the Plan shall be sufficient if in writing and hand delivered, or sent by regular mail or by registered or certified mail, to the principal office of TRW Automotive or to the last known address of the
Participant, as the case may be. Such notice or filing shall be deemed given or made (i) when hand delivered to the residence or offices of the recipient, (ii)
as of five days after the date of mailing if delivery is made by regular mail, or, (iii) as of five days after the date shown on the postmark on the receipt for registration or certification provided to the sender at the time of mailing, if by registered or certified mail.

8.12 SUCCESSORS. The provisions of the Plan shall bind and obligate TRW
Automotive and any successors. The term "successors" as used in this Section
8.12 shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of TRW Automotive and successors of any such corporation or other business entity.

8.13 EXPENSES AND COSTS. TRW Automotive shall bear all expenses and costs in connection with the operation of the Plan.

8.14 RELIANCE ON CERTIFIED PUBLIC ACCOUNTANTS. TRW Automotive, the Directors,
the Committee, the Special Committee, the Executive Vice President - Human
Resources and any employee of TRW Automotive or the Corporation shall be fully protected for actions taken in good faith based on the computations and reports made pursuant to or in connection with the Plan by the independent certified public accountants who audit TRW Automotive's accounts.

                                   ARTICLE IX

                                CLAIMS PROCEDURE

9.1 CLAIM. Any person claiming a Plan Benefit, requesting an interpretation or ruling under the Plan (other than a ruling under Section 2.5 above, or requesting information under the Plan shall present the request in writing to the Executive Vice President -

Human Resources who (a) shall respond in writing within 90 days following his receipt of the request or (b) in the case of a claimant who is an Executive
Officer, shall refer the claim with his recommended response to the Committee, which shall respond in writing within 120 days following the receipt of the request by the Executive Vice President - Human Resources.

9.2 DENIAL OF CLAIM. If the claim or request is denied, the written notice of denial shall state (i) the reasons for denial; (ii) a description of any additional material or information required and an explanation of why it is necessary; and (iii) an explanation of the Plan's claim review procedure.

9.3 REVIEW OF CLAIM. Any person whose claim or request is denied may make a second request for review by notice given in writing to the Executive Vice
President - Human Resources. The claim or request shall be reviewed further by the Executive Vice President - Human Resources or the Committee, as appropriate, and he or it may, but shall not be required to, grant the claimant a hearing.

9.4 FINAL DECISION. A decision on such second request shall normally be made within 60 days after the date of the second request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days from the date of the second request. The decision shall be in writing and, whether made by the Executive
Vice President - Human Resources or the Committee, shall be final and bind all parties concerned.

    Dated the 28th day of February, 2003.

                                         TRW AUTOMOTIVE U.S. L.L.C.

                                         By: /s/ Steve Kiwicz
                                             ---------------------------------
                                         Title: Vice President of Compensation
                                                and Benefits